Monaker Group, Inc. 8-K

Exhibit 2.2

AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT ( this “Agreement”) is executed effective as of this 18th day of May, 2021 (the “Effective Date”), between Monaker Group, Inc. (“Monaker”), on the one hand, and IDS, Inc. a/k/a IDS International Inc. a/k/a Internet Distribution Systems a/k/a International Distribution Systems (“IDS”), TD Asset Holdings, LLC (“TD Asset”), and Ari Daniels (“Daniels”) (collectively, the “IDS Parties”) on the other hand, in connection with that certain Intellectual Property Purchase Agreement by and between Monaker, as buyer, and IDS Inc., as seller, dated as of August 15, 2019 (the “IPPA”). Monaker, IDS, TD Asset, and Daniels shall be collectively referred to as the “Parties” and individually referred to as a “Party.”

RECITALS

A.           On or about August 15, 2019, the Parties entered into the IPPA. As provided under § 2.4(e) of the Agreement, Monaker entered into an Asset Management Services Agreement (the “Services Agreement”) with TD Asset, which is owned and/or under the control of Daniels.

B.           The Parties wish to amend the IPPA.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	PAYMENT TERMS

1.1           Monaker agrees to make a payment to IDS in the amount of $2,850,000.00 (the “Payment”). The Payment shall consist of (i) an initial payment in the amount of $500,000.00 (the “Initial Payment”), and (ii) twelve-monthly installment payments, consisting of 11 monthly payments in the amount of $195,833.33 and a final (12th) monthly payment in the amount of $195,833.37 (the “Monthly Payments”, and each a “Monthly Payment”) totaling an aggregate amount of $2,350,000.00. The Initial Payment shall be paid by Monaker to IDS within 7 business days of the Execution Date, with the Monthly Payments commencing 30 days after the payment of the Initial Payment. Monaker may prepay any remaining Payment amount at any time and without penalty. The amount of the Payment is not contingent, related to, or in any way calculated based on the current or future share price for the common stock of Monaker Group, Inc.

1.2          At Monaker’s option, any portion of the Payment may be paid to IDS by a party separate from Monaker (either a related party of Monaker or a third-party) (a “Paying Party”), for the benefit of Monaker, which shall be treated for all purposes as a payment by Monaker hereunder. As consideration for such Paying Party making such payment on behalf of Monaker, IDS agrees to transfer the Paying Party a number of Monaker Shares (as defined below), equal to the amount of the cash payment(s) made by a Paying Party, pursuant to the schedule set forth below in Section 1.5 (as applicable, the “Transferred Shares”). Such obligation shall include IDS using its good faith efforts to facilitate the transfer of the Transferred Shares, and shall also include the requirement that IDS enter into a customary stock purchase agreement with the Paying Party to allow the Paying Party to acquire such Transferred Shares, with customary representations and warranties regarding ownership of, and title to, the Transferred Shares, being made by IDS, and taking such further actions as may be requested by Monaker’s transfer agent to affect the transfer of such Transferred Shares, including providing a blank stock power with medallion signature guaranty, for each tranche of Transferred Shares.

1.3          The Payment, or any installment thereof, shall be made payable to Brownstone Law Group, PC., Iolta Trust Account. and delivered to Thomas A. Moore, counsel for the IDS Parties. Thomas A. Moore shall provide wire instructions upon execution of this Agreement.

1.4          In the event Monaker fails to make any payment timely, IDS shall provide Monaker with written notice of default. In the event Monaker does not cure said default within 7 business days of receipt of the written notice of default, Monaker shall be deemed in default and IDS shall be entitled to entry of a default judgment against Monaker in the amount of the differential, if any, between the realized value of the Monaker Shares upon sale in the open market by IDS and the unpaid amount of the Payment. For example, if Monaker defaults on the 11th monthly payment, leaving 270,600 shares for IDS to sell on the open market, which given price fluctuations that could occur from a block of stock being sold on the open market, sells for a total of 200,000 dollars, then IDS would be entitled to a money judgment in the amount of $191,666.70, calculated as follows: 2,850,000 (Payment) - 2,458,333.30 (amount already paid) - 200,000 value of stock sold) = 191,666.70. In the event of any such default, IDS will be entitled to attorneys’ fees incurred to obtain said judgment.

1.5          IDS agrees to convey, transfer, and assign all shares free and clear of all liens, encumbrances and claims whatsoever held in Monaker Group, Inc. (the “Monaker Shares”), specifically the 1,968,000 shares acquired pursuant to the IPPA, to Monaker, or its designee or assignee (pursuant to Section 1.2 or otherwise), in proportion to and at the time payment is received by IDS of any portion of the Payment. For example:

Payment	Monaker Shares
Initial Payment ($500,000.00)	344,400
1st Monthly Payment ($195,833.33)	135,300
2nd Monthly Payment ($195,833.33)	135,300
3rd Monthly Payment ($195,833.33)	135,300
4th Monthly Payment ($195,833.33)	135,300
5th Monthly Payment ($195,833.33)	135,300
6th Monthly Payment ($195,833.33)	135,300
7th Monthly Payment ($195,833.33)	135,300
8th Monthly Payment ($195,833.33)	135,300
9th Monthly Payment ($195,833.33)	135,300
10th Monthly Payment ($195,833.33)	135,300
11th Monthly Payment ($195,833.33)	135,300
12th Monthly Payment ($195,833.37)	135,300

1.6          In the event that subsequent to the date of this Agreement any shares of capital stock or other securities of Monaker are issued on, or in exchange for, any of the Monaker Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification, exchange, merger or consolidation or otherwise involving Monaker, such shares of capital stock or other securities shall be deemed to be Monaker Shares for purposes of this Agreement. In the event of any such stock split, or dividend paid on the Monaker Shares, IDS will be entitled to the value of the stock split and/or dividend on all Monaker Shares yet to be acquired by Monaker pursuant to this Agreement. In the event of a consolidation of shares, reclassification, exchange, merger or consolidation otherwise involving Monaker, the number of Monaker Shares conveyed, transferred, or assigned by IDS to Monaker, or its designee or assignee, shall be adjusted proportionally. Under no circumstances will the value of the Payment, or the remaining Initial Payment, or Monthly Payments identified hereinabove in Section 1.5 be reduced by any consolidation of shares, reclassification, exchange, merger or consolidation involving Monaker which in any way affects the value of the Monaker Shares.

1.7          During the term of this Agreement, IDS shall be subject to the covenants and restrictions set forth in Section 3 with respect to the Monaker Shares. Monaker and IDS further agree to execute the Shareholder Voting Representative Agreement with respect to the Monaker Shares in the form of the agreement attached hereto as Exhibit 1.

2.	NEXTTRIP VIDEOS

Within 7 business days of the Effective Date, IDS shall deliver to Monaker the 800 unbranded travel videos referenced in Schedule 1 to the Intellectual Property Purchase Agreement by and between Monaker, as buyer, and IDS Inc., as seller, dated as of August 15, 2019. Upon executing this Agreement, IDS shall provide Monaker and its counsel with electronic access to the 800 videos. Access may be in the form of Dropbox, Google Drive, or other electronic media. Monaker shall have up to 3 business days to confirm receipt and acceptance of videos and send electronic confirmation of its acceptance to IDS’s counsel. Once Monaker has confirmed access, IDS shall grant Monaker authorization to download or transfer all videos to a Monaker secure online mailbox of its choosing. The IDS Parties represent and warrant that they possess a non- exclusive fully transferable fully paid up perpetual royalty free license to each video that by this Agreement they intend to transfer to Monaker and have the authority to transfer such licenses to Monaker. IDS will execute any additional agreements necessary to accomplish said transfer within seven days of the Effective Date.

Monaker may withhold all payments pursuant to this Agreement until the IDS Parties provide the required videos pursuant to this Section.

3.	MONAKER SHARE LOCK UP

3.1          Commencing on the Effective Date through and including the date on which all Monaker Shares are assigned, transferred, and conveyed to Monaker or an assign of Monaker (the “Lock-Up Period”), IDS will not (i) sell, offer to sell, solicit offers to purchase, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any of the Monaker Shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any of the Monaker Shares owned directly by IDS (including holding as a custodian) or with respect to which IDS has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Monaker Shares, owned directly by IDS (including holding as a custodian) or with respect to which IDS has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) exercise any shareholder rights granted to IDS with respect to the Monaker Shares.

3.2          The foregoing restriction is expressly agreed to preclude IDS or any affiliate of IDS from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Monaker Shares even if the Monaker Shares would be disposed of by someone other than IDS. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Monaker Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Monaker Shares.

3.3          IDS, TD Asset, and Daniels, and any of their affiliates, are precluded from purchasing any common stock shares of Monaker during the Lock-Up Period.

3.4          Monaker shall be authorized to advise its transfer agent of the lock-up set forth in this Section 3, and the transfer agent shall be authorized to place a legend on the Monaker Shares (including any book-entry notation relating thereto), describing the lock-up. Neither Monaker nor its transfer agent shall be required to affect any transfer of the Monaker Shares in violation of the lock-up and Monaker and/or its transfer agent are authorized to reject any transfer of the Monaker Shares in violation of such lock-up.

4.	CONFIDENTIALITY

4.1          The Parties further agree that the terms of this Agreement and any information disclosed between the Parties in connection with the IPPA which has not been placed in the public record as of the date of this Agreement concerning the Parties (and their respective current and former officers, directors, employees, stockholders, shareholders, clients, and representatives) (collectively “Confidential Information”) is to be kept strictly confidential and is not to be disclosed to any third party unless otherwise provided herein. Specifically, except as expressly set forth herein, or as may be required by any applicable federal or state statutes, including, but not limited to, pursuant to Monaker’s filing obligations with the Securities and Exchange Commission, the Parties hereby agree that any and all Confidential Information is to be kept strictly confidential, and is to be governed by the following terms and conditions, which are a material and integral part of the consideration for this Agreement.

4.2          All Parties hereto agree, covenant, and represent that they will not discuss their respective claims against each other, the terms and conditions of this Agreement, or any facts pertaining to either of the same, whether disputed or not, any oral or written information obtained by them, and/or the contents of any settlement negotiations, the facts of this Agreement, any portion of this Agreement and/or any other Confidential Information with any third person, firm, entity, organization, corporation, government entity, news media, or any regulatory, administrative, or review body, whether private, public, professional, local, county, state, or federal, or any other entity unless otherwise provided herein or unless required by lawful process of any court or governmental entity.

4.3          The Parties hereto agree, covenant, and represent that they shall not disclose, disseminate, or reveal, in any way whatsoever, the original or any copy of any portion of this Agreement, nor any prior memoranda signed by the Parties hereto, nor any other written communication between counsel or anyone else concerning the Parties’ respective claims or disagreement, nor any portion of this Agreement, directly or indirectly, to any person, firm, corporation, or governmental entity, the media, any regulatory, administrative, or review body, whether private, professional, local, county, state, or federal, or other entity, unless otherwise provided herein or unless required by law or required by lawful process of any court or governmental entity. In the event any Party is served with a lawful subpoena for documents or to testify in any legal or administrative proceeding regarding any matters related to information deemed confidential herein, then upon receipt of such subpoena, the recipient shall immediately notify the other Party, in writing, so as to afford the other Party an opportunity to object.

4.4          Notwithstanding the other provisions herein, the Parties are permitted to disclose all matters embodied or encompassed within this Agreement to spouses, attorneys, accountants, or other professional advisors acting in such capacity on behalf of any party hereto, upon the specific condition that said non-parties agree to be bound by the confidentiality terms of this Agreement.

4.5          In the event of litigation between the Parties in connection with this Agreement, the Agreement may be disclosed to the Court to enforce its terms.

5.	MISCELLANEOUS

5.1          Recitals. The Recitals are incorporated by reference and made a part of this Agreement.

5.2          Release. Notwithstanding anything in this Agreement to the contrary, no Party is released from such Party’s covenants, obligations, representations, warranties, and agreements that are set forth in this Agreement. For the avoidance of doubt, except for the covenants, obligations, representations, warranties, and agreements that are set forth in this Agreement, the IPPA, the Services Agreement, and related documents are terminated, and no Party shall have any further obligations thereunder or with respect thereto.

5.3          No Assignment. Except as provided herein, the Parties hereby represent and warrant to each other that they have not made any sale, assignment, transfer, conveyance, or other disposition of any of their actual or potential claims, actions, cross-claims, counterclaims, defenses, and causes of action against each other and that they are authorized to execute, deliver, and perform under this Agreement.

5.4          Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any Party in connection herewith will survive the execution and delivery of this Agreement.

5.5          Time is of the Essence. Time is of the essence.

5.6          Venue. Sole and exclusive venue for enforcement of this Agreement and any subsequent court proceedings thereon or relating thereto shall be in the Seventeenth Judicial Circuit in and for Broward County, Florida.

5.7          Waiver. The failure of any party to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but the parties hereto shall have the right to declare any such default at any time.

5.8          Arms-Length Agreement. The Parties hereto mutually acknowledge and agree that this Agreement and the matters memorialized herein have been fully negotiated with the assistance of counsel at arms-length. The Parties further stipulate and agree that (a) the choice of law, venue, and jurisdiction clauses contained in this Agreement are reasonable, (b) neither Party had overwhelming bargaining power, and (c) all Parties were represented by counsel of their choice or they were fully advised to seek independent legal counsel, had an opportunity to seek independent counsel, and chose not to.

5.9          Entire Agreement. The Parties are not relying upon any prior, contemporaneous, or concurrent oral, tacit, or written representation, statement, letter agreement, understanding, side-deal, inducement, warranty, or utterance as an inducement to enter into this Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the disposition of the matters contained herein and supersedes any prior agreement.

5.10        Modifications. No change, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is in writing and signed by all Parties to this Agreement.

5.11        Successors and Parties In Interest. This Agreement is binding upon all Parties, their past, present, and future officers, directors, shareholders, affiliates, parent companies, subsidiaries, related entities, employees, representatives, legal representatives, successors, assigns, transferees, predecessors, heirs, partners, principals, attorneys, and agents.

5.12        Construction. This Agreement was negotiated and prepared jointly by the parties hereto and their respective legal counsel. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. The headings in this Agreement are only for convenience and cannot be used in interpretation.

5.13        Attorneys’ Fees. In any proceeding to enforce or concerning this Agreement, in addition to any other relief that the prevailing party may be entitled to, the prevailing party shall be entitled to recover their attorneys’ fees and costs incurred at the trial and appellate levels, including, without limitation, any attorneys’ fees and costs incurred in litigating the entitlement to and amount of such attorneys’ fees and costs.

5.14        Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Florida, and any dispute arising out of, connected with, related to, or incidental to the relationship between the parties in connection with this Agreement, whether arising in tort, contract, equity, or otherwise, shall be resolved in accordance with the internal laws (as opposed to the conflicts of laws provisions) and decisions of the State of Florida.

5.15         Severability. Wherever possible, each portion of this Agreement shall be interpreted in such a manner as to be valid, effective, and enforceable under the applicable law. If any portion of this Agreement is held to be invalid, illegal, against public policy, or unethical by a court of competent jurisdiction or other regulatory or administrative authority, under the terms hereof, such provision shall be severed therefrom and such invalidity shall not affect any other portion of this Agreement, the balance of which shall remain in, and have its intended, full force and effect.

5.16         Notices. All notices permitted under this Agreement shall be sent to:

If to Monaker	Monaker Group, Inc.
Group, Inc.:	2893 Executive Park Drive, Suite 201
Attn: Bill Kerby
Phone: 954-888-9779
Email: bkerby@monakergroup.com

With a copy to	Lewis Brisbois Bisgaard & Smith LLP
Monaker Group,	110 SE6 th Street, Suite 2600
Inc.’s Counsel,	Fort Lauderdale, FL 33301
which shall not	Attention: Kenneth J. Joyce, Esq.
constitute notice:	Phone: 954-728-1280
E-mail: Ken.Joyce@lewisbrisbois.com

If to IDS, Inc.:	IDS, Inc. c/o
Brownstone Law Group PC
3186 Vista Way, Suite 300
Oceanside CA 92056
Attention: Thomas A. Moore
Phone (650) 575-4991
tmoore@BrownstoneLawGroup.com

With a copy to	Brownstone Law Group PC
IDS, Inc.’s Counsel,	3186 Vista Way, Suite 300
which shall not	Oceanside CA 92056
constitute notice:	Attention: Thomas A. Moore
Phone (650) 575-4991
tmoore@BrownstoneLawGroup.com

If to TD Asset	TD Asset Holdings, LLC c/o
Holdings, LLC:	Brownstone Law Group PC
3186 Vista Way, Suite 300
Oceanside CA 92056
Attention: Thomas A. Moore
Phone (650) 575-4991
tmoore@BrownstoneLawGroup.com

With a copy to	Brownstone Law Group PC
TD Asset Holdings,	3186 Vista Way, Suite 300
LLC’s Counsel,	Oceanside CA 92056
which shall not	Attention: Thomas A. Moore
constitute notice:	Phone (650) 575-4991
tmoore@BrownstoneLawGroup.com

Ari Daniels:	c/o Brownstone Law Group PC
3186 Vista Way, Suite 300
Oceanside CA 92056
Attention: Thomas A. Moore
Phone (650) 575-4991
tmoore@BrownstoneLawGroup.com

With a copy to	Brownstone Law Group PC
Ari Daniel’s	3186 Vista Way, Suite 300
Counsel,	Oceanside CA 92056
which shall not	Attention: Thomas A. Moore
constitute notice:	Phone (650) 575-4991
tmoore@BrownstoneLawGroup.com

or such other addresses which the Parties may designate in writing from time to time.

5.17        Further Documents. In the event that further documents are required or permitted to be executed in order to effectuate the purposes of this Agreement, then each of the Parties hereby covenant and agree that they shall execute such documents within three business days of receipt of such request, together with a copy of the proposed documents.

5.18        No Default. Each Party represents and warrants that the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not constitute a breach or violation of, or a default under, any agreements or obligations.

5.19        Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original. Facsimile and email signatures shall be deemed to be original signatures. Signatures to the Agreement transmitted by facsimile or email shall have the same force and effect as originals.

5.20        Mutual Signature. The Parties expressly acknowledge and agree that this Agreement is not binding on any Party unless and until it has been signed by all Parties in the spaces provided below or in counterparts.

5.21        Representation on Authority of Parties/Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each Party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such Party’s obligations hereunder have been duly authorized, and that the Agreement is a valid and legal agreement binding on such Party and enforceable in accordance with its terms.

5.22        Legality. The parties represent, warrant and covenant that they know of no reason why this Agreement is in violation of any federal, state, or local statute, regulation, rule or ordinance. In the event any term of this Agreement is rendered invalid or unenforceable by a valid Act of Congress or of the Florida Legislature or by any regulation duly promulgated by officers of the United States or of the State of Florida acting in accordance with law, or declared null and void, or illegal, by any court of competent jurisdiction or in any arbitration, the remainder of the terms of this Agreement shall remain in full force and effect.

Remainder of Page Intentionally Left Blank

IN WITNESS THEREOF, the parties hereto have executed this Amendment to Intellectual Property Purchase Agreement on the date first set forth above.

MONAKER GROUP, INC., a Nevada corporation		IDS, INC., a Nevada corporation

By:
(signature)

	Bill Kerby	By:
	(printed name)		(signature)

	CEO		Ari Daniels
	(title)		(printed name)

Authorized Officer
(title)

TD ASSET HOLDINGS, LLC, a Wyoming limited liability company		ARI DANIELS, individually

By:		By:
	(signature)		(signature)

Ari Daniels
(printed name)

Authorized Officer
(title)

SHAREHOLDER VOTING REPRESENTATIVE AGREEMENT

This SHAREHOLDER VOTING REPRESENTATIVE AGREEMENT (the “Agreement”) is made as of May 18, 2021 (the “Execution Date”), by and among Monaker Group Inc, a Nevada corporation (the “Company”), IDS, Inc. a/k/a IDS International Inc. a/k/a Internet Distribution Systems a/k/a International Distribution Systems, a shareholder of the Company (“Shareholder”), and Bill Kerby, an individual (“Shareholder Representative”).

RECITALS

WHEREAS, Shareholder beneficially owns 1,968,000 shares of the issued and outstanding shares of common stock (the “Common Stock”); and

WHEREAS, the Company and Shareholder have entered into that certain Amendment to Intellectual Property Agreement, dated as of the Execution Date (the “Amendment”), pursuant to which the Company and the Shareholder have agreed to amend that certain Intellectual Property Purchase Agreement by and between Monaker, as buyer, and IDS Inc., as seller, dated as of August 15, 2019; and

WHEREAS, it is an express condition of the Amendment that Shareholder enter into this Agreement; and

NOW, THEREFORE, in consideration of the recitals set forth hereinabove and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, each of the parties hereto, intending legally to be bound, hereby agrees as follows:

AGREEMENT

1.           Incorporation of Recitals. The parties to this Agreement hereby agree and acknowledge that all of the Recitals set forth hereinabove are true, complete and correct in every respect and hereby incorporate said Recitals into this Agreement by this reference.

2.           Representations of Shareholder. Shareholder hereby represents and warrants to the Company and Shareholder Representative that it: (a) The Shareholder is the record and/or beneficial owner of the Common Stock of the Company as set forth above; (b) has full power to enter into this Agreement and has not, prior to the Execution Date, executed or delivered any proxy or entered into any other voting agreement or similar arrangement, and upon execution and delivery by the Shareholder this Agreement constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its term; and (c) Shareholder will not take any action inconsistent with the purposes and provisions of this Agreement.

3.           Scope of Agreement. This Agreement shall govern the vote of the Common Stock by the Shareholder Representative with respect to any and all matters concerning a shareholder vote in respect of the Common Stock, whether at a meeting or pursuant to written consent or otherwise, including, but not limited to, the election of the Company’s Board of Directors. Unless terminated as hereinafter provided, this Agreement shall remain in effect without regard to any action taken by Shareholder. This Agreement pertains to voting rights and any other rights granted to the Shareholder with respect to the Company and the Common Stock, provided, however, this Agreement does not confer on the Shareholder Representative cash or stock dividends, distributions, disposition of Common Stock or proceeds from the sale or other disposition of Common Stock.

4.           Changes in Capital Stock. In the event that subsequent to the date of this Agreement any shares of capital stock or other securities the Company are issued on, or in exchange for, any of the Common Stock by reason of any stock dividend, stock split, consolidation of shares, reclassification, exchange, merger or consolidation or otherwise involving the Company, such shares of capital stock or other securities shall be deemed to be Common Stock for purposes of this Agreement.

5.           Voting of Common Stock. Shareholder agrees and covenants that at any meeting of the shareholders of the Company and/or in connection with any corporate action by the shareholders of the Company, all of its respective shares of the Common Stock shall be voted by the Shareholder Representative in the manner and to the effect determined by said Shareholder Representative in his sole and absolute discretion. Accordingly, during the term of this Agreement, Shareholder shall not vote or attempt to vote any of its respective shares of the Common Stock, or otherwise exercise or attempt to exercise any voting or other approval rights of any of its respective shares of the Common Stock, and any such prohibited exercise by Shareholder of voting or approval rights shall be void and of no force or effect.

6.           Irrevocable Proxy.

a.            In order to give effect to and in furtherance of the agreements and covenants set forth in Section 5 of this Agreement, Shareholder hereby irrevocably constitutes and appoints Shareholder Representative as proxy Shareholder, as the case may be, with full power of substitution, for and in the name and on behalf of Shareholder to vote any and all of its respective shares of Common Stock with regard to any question, action, resolution, election or other matter presented to the shareholders of the Company for vote or approval. Shareholder Representative shall vote said Common Stock in such manner and to such effect as he may determine in his sole and absolute discretion. The proxy granted hereby shall remain in effect for so long as and at all times that this Agreement or the Amendment shall remain in effect and shall terminate immediately and automatically upon the satisfaction of the Amendment or termination of this Agreement in accordance with the provisions hereof. The proxy granted hereby is irrevocable and is coupled with an interest, as provided in Section 78.355 of the Nevada Revised Statutes.

b.            Shareholder Representative hereby accepts his appointment as proxy of Shareholder, pursuant to Subsection 6(a) of this Agreement. Other than as specifically set forth herein, the Shareholder Representative shall have no other rights with respect to the Common Stock.

7.          Limitation of Shareholder Representative Liability. Shareholder Representative shall not incur any liability or responsibility by reason of any error of judgment, mistake of law or other mistake, or for any act or omission of any agent or attorney, or for any misconstruction of this Agreement, or for any action of any kind taken or omitted hereunder or believed by him to be in accordance with the provisions and intents hereof.

8.           Termination. This Agreement shall terminate only upon the earliest to occur of the occurrence of any one of the following events:

a.           the fifth (5th) anniversary of the Execution Date of this Agreement;

b.           the disposition of the Common Stock pursuant to the Amendment;

c.            the reorganization, merger, consolidation or similar corporate transaction whereby the persons who were the shareholders of the Company immediately prior to the transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote;

d.           the sale of all, or substantially all, of the assets of the Company; or

e.            the termination of this Agreement by the Shareholder Representative.

9.            Successor Representative. In the event that the Shareholder Representative is unable or unwilling to serve as the proxy, a successor proxy may be appointed by the Shareholder Representative at his/her/its sole discretion, or if the Shareholder Representative is unable to make such appointment due to his death or incapacity to act, a successor proxy may be appointed by the Company at its sole discretion. A successor proxy shall be vested with all the rights, powers and authority as if originally named in this Agreement.

10.          Legend; Subsequent Holders of Common Stock. Upon execution of this Agreement Shareholder hereby acknowledges and agrees that all certificates, if any, for the shares of Common Stock may, but need not, be imprinted by the Shareholder Representative with notice of this Agreement and the irrevocable proxy set forth herein. Shareholder agrees not to transfer any interest in their respective Common Stock except as set forth in the Amendment and unless the transferee executes and delivers to Shareholder Representative an agreement in form and in substance substantially similar to this Agreement.

11.          Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to rules regarding choice of law. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

12.          Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors, assigns and transferees.

13.          Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or same counterpart.

14.          Amendment or Modification. This Agreement may be altered, modified or amended only by the unanimous consent, in writing, of the parties subject hereto, either now or hereafter. Any such modification must be signed by each party to this Agreement and each signature must be acknowledged and notarized in order for the modification to take effect.

15.          Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, among the parties hereto with respect to such subject matter.

16.          Enforceability. The parties expressly agree that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto. If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable and shall be construed so as to best give effect to the purposes and intents hereof.

17.          References. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require.

[Signature Page Follows]

EXECUTION COPY

[Signature Page to Shareholder Voting Representative Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MONAKER GROUP, INC.

By:
	Name	Bill Kerby
	Title:	CEO

IDS, INC

By:
Name:
Title:

Agreed to and accepted by
Shareholder Representative

Bill Kerby

[Signature Page to Shareholder Voting Representative Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MONAKER GROUP, INC.

By:
Name:
Title:

IDS, INC

By:
	Name:	Ari Daniels
	Title:	Authorized Officer

Agreed to and accepted by
Shareholder Representative

Bill Kerby